UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 30, 2017
(Date of earliest event reported)

FEDERATED NATIONAL HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

Homeowners’ 2017-2018 Reinsurance Treaties

Federated National Holding Company (the “Company,” “we” or “us”) is filing this Current Report on Form 8-K to report that its wholly owned subsidiary, Federated National Insurance Company (“Federated National”), has agreed to the terms of its excess of loss catastrophe reinsurance treaties for the 2017 – 2018 reinsurance programs.  Monarch National Insurance Company (“Monarch National”), which was formed through our 2015 joint venture and for whom we serve as managing general agent, has also agreed to the terms of its reinsurance treaties for its 2017-2018 reinsurance programs.  These treaties are designed to reimburse Federated National and Monarch National for property losses under their respective homeowners’ insurance policies resulting from covered events.  Federated National and Monarch National utilize reinsurance to reduce exposure to catastrophic risk and to help manage capital, while lessening earnings volatility, thereby improving shareholder return, as well as to support statutory surplus requirements.  These catastrophe reinsurance programs have been designed to coordinate coverage provided under various treaties with various retentions and limits.

Federated National Reinsurance Program

Federated National’s private market excess of loss treaties, covering both Florida and Non-Florida exposures, are effective July 1, 2017 and all private layers have prepaid automatic reinstatement protection, which affords Federated National additional coverage for subsequent events.  The reinsurance program includes multiple year protection with $89 million of new multiple year protection this year and $156 million of renewing multiple year protection from last year.  These private market excess of loss treaties structure coverage into layers, with a cascading feature such that substantially all layers attach after $25.1 million in losses for Federated National’s exposure.  If the aggregate limit of the preceding layer is exhausted, the next layer drops down (cascades) in its place.  Additionally, any unused layer protection drops down for subsequent events until exhausted.  Federated National purchased an underlying limit of protection for $7.1 million excess of $18 million with prepaid automatic reinstatement protection.  These treaties are with reinsurers that currently have an A.M. Best Company (“AM Best”) or Standard & Poor’s rating of “A-” or better, or have fully collateralized their maximum potential obligations in dedicated trusts.

Federated National’s 2017-2018 reinsurance programs are estimated to cost $180 million which includes approximately $125 million for the private reinsurance for Federated National’s Florida exposure described above, including prepaid automatic premium reinstatement protection, along with approximately $53.1 million payable to the Florida Hurricane Catastrophe Fund (“FHCF”).  The combination of private and FHCF reinsurance treaties will afford Federated National approximately $2.19 billion of aggregate coverage with a maximum single event coverage totaling approximately $1.56 billion, exclusive of retentions.  Federated National maintained its FHCF participation at 75% for the 2017 hurricane season.  Federated National’s single event pre-tax retention for a catastrophic event in Florida is $18 million, down slightly from the 2016-2017 reinsurance programs.

Additionally, Federated National has bound a new 10% quota share on its Florida homeowners book of business, which is effective on July 1, 2017 and excludes named storms.  The existing two-year 10% quota share expired on July 1, 2017 and will be terminated on a cut-off basis, meaning that the reinsurer will not be liable for losses as a result of occurrences taking place after the date of termination, and any unearned premium previously ceded will be returned to Federated National.

Federated National’s Non-Florida excess of loss reinsurance treaties afford us an additional $21 million of aggregate coverage with first event coverage totaling $5 million and second event coverage totaling $16 million.  The Non-Florida retention is lowered to $13 million for the first event and $2 million for the second event on a gross basis though it is reduced to $6.5 million and $1 million on a net basis after taking into account the profit share agreement that Federated National has with our non-affiliated managing general underwriter that writes our Non-Florida property business.  Federated National’s Non-Florida reinsurance program cost includes $1.9 million for this private reinsurance, including prepaid automatic premium reinstatement protection.

The cost and amounts of reinsurance are based on management’s current analysis of Federated National’s exposure to catastrophic risk.  The data will be subjected to exposure level analysis as of various dates during the period ending December 31, 2017.  This analysis of Federated National’s exposure level in relation to the total exposures to the FHCF and excess of loss treaties may produce changes in retentions, limits and reinsurance premiums as a result of increases or decreases in Federated National’s exposure level.

Monarch National Reinsurance Program

Monarch National’s private market excess of loss treaties are effective July 1, 2017 and all private layers have prepaid automatic reinstatement protection, which affords Monarch National additional coverage for subsequent events, and have a cascading feature such that substantially all layers attach at $3.4 million for Monarch National’s Florida exposure.  These treaties are with reinsurers that currently have an AM Best or Standard & Poor’s rating of “A-” or better, or have fully collateralized their maximum potential obligations in dedicated trusts.

Monarch National’s 2017-2018 reinsurance programs are estimated to cost $5.17 million which includes approximately $3.23 million for the private reinsurance as described above, along with approximately $1.94 million payable to FHCF. The combination of private and FHCF reinsurance treaties will afford Monarch National approximately $109.81 million of aggregate coverage with a maximum single event coverage totaling approximately $68.89 million, exclusive of retentions.  Monarch National’s FHCF participation is at 75% for the 2017 hurricane season.

As with Federated National’s reinsurance, the cost and amounts of reinsurance are based on a current analysis of Monarch National’s exposure to catastrophic risk and will be subjected to exposure level analysis as of various dates during the period ending December 31, 2017.  This analysis may produce changes in retentions, limits and reinsurance premiums as a result of increases or decreases in Monarch National’s exposure level.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED NATIONAL HOLDING COMPANY

Date: July 3, 2017	By:	/s/	Michael H. Braun
	Name:		Michael H. Braun
	Title:		Chief Executive Officer and President
(Principal Executive Officer)